Exhibit 99.01

OGE Energy reports 3rd quarter results of $1.65 per diluted share
-	Hot summer weather drives utility earnings
-	Enogex achieves record volumes

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today reported earnings of $1.65 per diluted share for the three months ended September 30, 2010, compared with $1.40 per diluted share for the third quarter of 2009.

OG&E, a regulated electric utility, contributed earnings of $1.43 per share in the third quarter, compared with earnings of $1.26 per share in the third quarter last year. Enogex, a midstream natural gas pipeline business, contributed earnings of $0.24 per share compared with earnings of $0.18 per share in the year-ago quarter. The holding company posted a loss of $0.02 per share in the third quarter, compared with a loss of $0.04 per share in the third quarter of 2009.

“The utility clearly benefited from the hot summer which resulted in record demands on our electric system,” said Pete Delaney, OGE Energy chairman, president and CEO. “At Enogex, we continue to experience strong growth. Processed volumes reached record levels for the third consecutive quarter. Congratulations to all of our members for their efforts to ensure our systems performed during peak summertime demand.”

Discussion of Third Quarter 2010

OGE Energy’s consolidated gross margin on revenues was $513 million in the third quarter, compared with $431 million a year ago. Net income attributable to OGE Energy was $163 million in the third quarter, compared to $137 million in the year-ago quarter.

OG&E’s gross margin on revenues was $412 million in the third quarter, compared with $342 million in the comparable quarter last year.  The increase was due primarily to favorable weather in OG&E’s service territory and the implementation of various riders associated with utility investments. Net income for OG&E was $142 million in the third quarter, compared with $123 million last year.

Enogex’s gross margin on revenues was $103 million in the third quarter, compared with $93 million in the comparable quarter last year. The increase was primarily due to higher natural gas liquids prices, a 16 percent increase in processing volumes and record natural gas gathering volumes for the second consecutive quarter. Net income for Enogex was $24 million in the third quarter, compared to $18 million a year earlier.

2010 Outlook
OGE Energy’s projection for consolidated ongoing earnings guidance for 2010 has been increased to $2.95 to $3.05 per average diluted share up from the previous guidance which was at the upper end of the $2.70 to $2.95 per average diluted share range. The guidance assumes between approximately 98 million and 99 million average diluted shares outstanding and normal weather for the remainder of the year, and excludes the one-time charge associated with the national health care law enacted in March 2010.  More information regarding 2010 earnings guidance and third quarter results are contained in the Company's Form 10-Q filed today with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Ongoing Earnings and Ongoing Earnings per Average Diluted Share, which exclude the one-time non-cash charge of approximately $11.4 million or $0.11 per average diluted share associated with the elimination of the tax deduction for the Medicare Part D subsidy as a result of the health care law enacted in March 2010, are non-GAAP financial measures.  OGE Energy’s management believes ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy’s fundamental earnings power. OGE Energy’s management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors, and when communicating its earnings outlook to analysts and investors.  Reconciliations of ongoing earnings and ongoing earnings per average diluted share are below.

Reconciliation of projected ongoing earnings (loss) to projected GAAP net income

(In millions)	Twelve Months Ended December 31, 2010

	OG&E		Enogex		Holding Company		Consolidated
	Low	High	Low	High	Low	High	Low	High
Ongoing earnings (loss)	$207.0	$217.0	$84.0	$94.0	$(4.0)	$(4.0)	$292.0	$302.0
Medicare Part D tax subsidy	(7.0)	(7.0)	(2.0)	(2.0)	(2.4)	(2.4)	(11.4)	(11.4)
Projected GAAP net income	$200.0	$210.0	$82.0	$92.0	$(6.4)	$(6.4)	$280.6	$290.6

Reconciliation of projected ongoing EPS to projected GAAP EPS

	Twelve Months Ended December 31, 2010

	OG&E		Enogex		Holding Company		Consolidated
	Low	High	Low	High	Low	High	Low	High
Ongoing EPS	$2.10	$2.20	$0.85	$0.95	$(0.04)	$(0.04)	$2.95	$3.05
Medicare Part D tax subsidy	(0.07)	(0.07)	(0.02)	(0.02)	(0.02)	(0.02)	(0.11)	(0.11)
Projected GAAP EPS	$2.03	$2.13	$0.83	$0.93	$(0.06)	$(0.06)	$2.84	$2.94

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2010 on Friday, Oct. 29, at 8 a.m. CDT. The conference will be available through www.oge.com. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 782,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; the risk that the proposed transaction with Bronco Midstream Holdings LLC will not be completed, or will not be completed on the terms currently contemplated; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2009.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(In millions, except per share data)

OPERATING REVENUES
Electric Utility operating revenues	$ 723.0	$ 577.9	$ 1,679.8	$ 1,339.9
Natural Gas Pipeline operating revenues	402.4	267.4	1,208.6	756.1
Total operating revenues	1,125.4	845.3	2,888.4	2,096.0

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	299.4	223.8	757.2	559.3
Natural Gas Pipeline cost of goods sold	313.2	190.3	932.0	532.2
Total cost of goods sold	612.6	414.1	1,689.2	1,091.5

Gross margin on revenues	512.8	431.2	1,199.2	1,004.5

OPERATING EXPENSES
Other operation and maintenance	142.4	113.0	401.0	335.1
Depreciation and amortization	73.7	67.2	215.2	195.8
Taxes other than income	22.5	21.3	70.5	65.5
Total operating expenses	238.6	201.5	686.7	596.4

OPERATING INCOME	274.2	229.7	512.5	408.1

OTHER INCOME (EXPENSE)
Interest income	---	0.3	---	1.4
Allowance for equity funds used during construction	2.6	5.5	7.2	10.7
Other income	0.6	7.0	5.8	20.0
Other expense	(2.7)	(3.9)	(8.8)	(8.9)
Net other income	0.5	8.9	4.2	23.2

INTEREST EXPENSE
Interest on long-term debt	36.3	37.3	103.3	100.6
Allowance for borrowed funds used during construction	(1.3)	(2.9)	(3.5)	(5.9)
Interest on short-term debt and other interest charges	1.4	2.3	4.7	6.4
Interest expense	36.4	36.7	104.5	101.1

INCOME BEFORE TAXES	238.3	201.9	412.2	330.2

INCOME TAX EXPENSE	74.8	64.4	145.6	104.2

NET INCOME	163.5	137.5	266.6	226.0

Less: Net income attributable to noncontrolling interest	0.4	0.7	2.0	1.9

NET INCOME ATTRIBUTABLE TO OGE ENERGY	$ 163.1	$ 136.8	$ 264.6	$ 224.1

BASIC AVERAGE COMMON SHARES OUTSTANDING	97.4	96.7	97.3	96.0
DILUTED AVERAGE COMMON SHARES OUTSTANDING	99.0	97.7	98.8	96.9

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 1.67	$ 1.42	$ 2.72	$ 2.34

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 1.65	$ 1.40	$ 2.68	$ 2.31

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$ 330.9	$ 253.4	$ 729.8	$ 557.3
Commercial	176.5	144.4	409.5	336.1
Industrial	66.2	52.5	164.5	128.3
Oilfield	49.6	38.4	125.6	100.5
Public authorities and street light	67.8	54.0	157.8	126.8
Sales for resale	19.3	15.3	50.5	40.0
Provision for rate refund	(0.4)	---	(0.4)	(0.6)
System sales revenues	709.9	558.0	1,637.3	1,288.4
Off-system sales revenues	5.8	11.1	19.7	25.6
Other	7.3	8.8	22.8	25.9
Total operating revenues	$ 723.0	$ 577.9	$ 1,679.8	$ 1,339.9

Sales of electricity - MWH (a) sales by classification
Residential	3.218	2.712	7.644	6.812
Commercial	1.970	1.773	5.133	4.873
Industrial	1.034	0.967	2.891	2.667
Oilfield	0.800	0.782	2.281	2.182
Public authorities and street light	0.898	0.826	2.324	2.226
Sales for resale	0.397	0.385	1.076	0.985
System sales	8.317	7.445	21.349	19.745
Off-system sales	0.142	0.350	0.481	0.850
Total sales	8.459	7.795	21.830	20.595

Number of customers	782,174	775,863	782,174	775,863

Average cost of energy per KWH (b) - cents
Natural gas	4.546	3.468	4.838	3.497
Coal	1.951	1.886	1.891	1.737
Total fuel	3.084	2.575	3.063	2.394
Total fuel and purchased power	3.407	2.803	3.361	2.677

Degree days
Heating
Actual	7	17	2,305	1,946
Normal	29	29	2,228	2,228
Cooling
Actual	1,541	1,189	2,286	1,849
Normal	1,295	1,295	1,850	1,850

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$ 278.9	$ 210.7	$ 833.1	$ 591.7
Operating income	$ 46.8	$ 41.9	$ 147.7	$ 106.3
Net income attributable to Enogex LLC	$ 24.2	$ 18.1	$ 73.9	$ 49.5
Net cash provided from operating activities	$ 83.8	$ 2.5	$ 242.8	$ 54.6
Capital expenditures	$ 60.4	$ 49.0	$ 156.0	$ 192.4

Gathered volumes - Tbtu/d (c)	1.34	1.27	1.32	1.25
Incremental transportation volumes - Tbtu/d (d)	0.46	0.66	0.44	0.55
Total throughput volumes - Tbtu/d	1.80	1.93	1.76	1.80

Natural gas processed - Tbtu/d	0.86	0.74	0.81	0.69

Natural gas liquids sold (keep-whole) - million gallons	44	21	137	69
Natural gas liquids sold (purchase for resale) - million gallons	119	100	339	254
Natural gas liquids sold (percent-of-liquids) - million gallons	8	8	22	25
Total natural gas liquids sold - million gallons	171	129	498	348

Average sales price per gallon	$ 0.92	$ 0.74	$ 0.94	$ 0.68

Estimated realized keep-whole spreads (e)	$ 5.28	$ 3.73	$ 5.24	$ 3.40

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.

(e)  The estimated realized keep-whole spread is an approximation of the spread between the weighted-average sales price of the retained NGL commodities and the purchase price of the replacement natural gas shrink.  The spread is based on the market commodity spread less any gains or losses realized from keep-whole hedging transactions.  The market commodity spread is estimated using the average of the Oil Price Information Service daily average posting at the Conway, Kansas market for NGLs and the Inside FERC monthly index posting for Panhandle Eastern Pipe Line Co., Texas, Oklahoma for the forward month contract for natural gas prices.